Immediate Release

                                        Contact
                                        Mary Brevard
                                        Director, Investor
                                        Relations
                                        & Communications
                                        Phone:  312/322-8683
                                        Fax:  312/461-0507

BORG-WARNER AUTOMOTIVE DECLARES QUARTERLY DIVIDEND AND
DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

Chicago, Illinois, July 22, 1998 -- The board of directors of Borg-Warner Automotive, Inc. (NYSE:BWA) has declared a regular quarterly dividend of $0.15 per share on all of the company's issued and outstanding common stock. The dividend is payable August 17, 1998, to shareholders of record on August 3, 1998.

     The board has also declared a dividend distribution of one
Preferred Share Purchase Right on each outstanding share of common stock.

     John F. Fiedler, Borg-Warner Automotive's chairman and chief executive officer, stated: "We believe that maintaining a rights plan assures that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of the company. The rights are not intended to prevent a takeover, but should enable all our stockholders to realize the long-term value of their investment in the company."

     The rights will be exercisable only if a person or group acquires 20% or more of Borg-Warner Automotive's voting common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the voting common stock.

     The dividend distribution will be made on August 17, 1998, payable to stockholders of record on August 3, 1998. The rights distribution is not taxable to stockholders.

     Chicago-based Borg-Warner Automotive, Inc. is a product leader in highly engineered components and systems primarily for automotive drivetrain applications. The company operates manufacturing facilities in 12 countries serving the North
American, European and Asian automotive markets.

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